Exhibit 99.1

BancFirst Corporation Announces Filing Of Shelf Registration Statement

OKLAHOMA CITY, Jan. 20, 2017 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS:BANF) today announced that it has filed with the Securities and Exchange Commission ("SEC") an automatic shelf registration statement on Form S-3, which became effective upon filing with the SEC. Under the shelf registration, the Company may offer and sell, from time to time, an indeterminate amount of its common stock in one or more future offerings. The specifics of any future offering, along with the prices and terms of any such securities offered by the Company and the use of the proceeds, will be determined at the time of any such offering and will be described in detail in a prospectus supplement filed in connection with such offering.

While the Company currently has no specific plans to issue securities under the registration statement, the Company believes the registration statement will provide it timely and efficient access to the capital markets should the need or opportunity arise.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of the securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to any registration or qualification under the securities laws of any such jurisdiction. Any offering of the securities covered under the registration statement will be made solely by means of a written prospectus and an accompanying prospectus supplement.

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 100 banking locations serving 53 communities across Oklahoma. More information can be found at www.bancfirst.com.

Forward-Looking Statements

The Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. These and various other factors are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and other reports and statements the Company has filed with the SEC. Copies of the SEC filings for BancFirst Corporation may be downloaded from the Internet at no charge from www.bancfirst.com. Actual results may differ materially from forward-looking statements.

CONTACT: Kevin Lawrence, Chief Financial Officer, (405) 270-1003, or David Rainbolt, Chief Executive Officer, (405) 270-1002